Exhibit 99.1

FOR IMMEDIATE RELEASE (All amounts in U.S. dollars)	July 27, 2026

CELESTICA ANNOUNCES SECOND QUARTER 2026 FINANCIAL RESULTS

Q2 2026 revenue and adjusted EPS* above the high end of our guidance ranges;
Raising 2026 annual outlook and expecting growth to accelerate in 2027

TORONTO, Canada - Celestica Inc.1 (NYSE: CLS) (TSX: CLS), a global leader in data center infrastructure and advanced technology solutions, today announced its financial results for the second quarter ended June 30, 2026 (Q2 2026).
Q2 2026 Highlights

•Revenue: $4.70 billion, increased 62% compared to $2.89 billion for the second quarter of 2025 (Q2 2025).
•GAAP earnings from operations as a % of revenue: 9.8%, compared to 9.4% for Q2 2025.
•Adjusted operating margin (non-GAAP)*: 8.2%, compared to 7.4% for Q2 2025.
•GAAP earnings per share2 (EPS): $3.17, compared to $1.82 for Q2 2025.
•Adjusted EPS2 (non-GAAP)*: $2.54, compared to $1.39 for Q2 2025.

“Celestica delivered very strong performance in the second quarter, achieving revenue of $4.70 billion and adjusted EPS (non-GAAP)* of $2.54, each exceeding the high end of our guidance ranges. Our adjusted operating margin (non-GAAP)* of 8.2% represents another new high for the company, demonstrating the strength of our execution,” said Rob Mionis, CEO.

“Driven by our strong first-half performance, strengthening second half customer forecasts, and improved component supply, we are pleased to once again raise our 2026 annual outlook. Our 2026 revenue outlook is now $20.5 billion, and our adjusted EPS (non-GAAP)* outlook is now $11.30, reflecting year-over-year growth of 65% and 87%, respectively.”

“Looking beyond 2026, our visibility continues to increase. Driven by very strong customer demand, and supported by new program wins, we expect revenue growth in 2027 to accelerate beyond the 65% growth rate we are anticipating in 2026. We also anticipate adjusted EPS (non-GAAP)* to grow at a faster rate than our revenue in 2027, driven by higher expected adjusted operating margin (non-GAAP)*.”

1 Celestica has two operating and reportable segments: Connectivity & Cloud Solutions (CCS) (consists of our Communications and Enterprise (servers and storage) end markets) and Advanced Technology Solutions (ATS) (comprised of our Aerospace and Defense, Industrial, HealthTech, and Capital Equipment businesses). Segment performance is evaluated based on segment revenue, segment income, and segment margin (segment income as a percentage of segment revenue). See note 3 to our June 30, 2026 unaudited interim condensed consolidated financial statements (Q2 2026 Interim Financial Statements) for further detail.
2 Per share information included in this press release is based on diluted shares outstanding unless otherwise noted.
* See Use of Non-GAAP Measures and Schedule 1 for, among other items, non-GAAP financial measures (and ratios) included in this press release, their definitions, uses, and a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures. Non-GAAP measures in this press release are denoted with an asterisk (*).

Third Quarter of 2026 (Q3 2026) Guidance

Q3 2026 Guidance
Revenue (in billions)	$5.25 to $5.55
Adjusted operating margin (non-GAAP)*	8.4% at the mid-point of our revenue and adjusted EPS (non-GAAP) guidance ranges
Adjusted EPS (non-GAAP)*(1)	$2.88 to $3.08
(1)    Q3 2026 guidance excludes a negative $0.27 to $0.33 per share (pre-tax) aggregate impact on net earnings on a GAAP basis for employee stock-based compensation (SBC) expense, amortization of intangible assets (excluding computer software), and restructuring charges. Q3 2026 guidance assumes an adjusted effective tax rate (non-GAAP)* of approximately 20% and no share repurchases or issuances in Q3 2026.

2026 Annual Outlook and Long-Term Demand Update
•Revenue of $20.5 billion (previous outlook $19.0 billion) (1)
•Adjusted EPS (non-GAAP)* of $11.30 (previous outlook $10.15) (1)(2)
•Adjusted operating margin (non-GAAP)* of 8.4% (previous outlook 8.1%) (1)
•Free cash flow (non-GAAP)* of $600 million (previous outlook $500 million) (1)

We now expect our revenue growth rate in 2027 to accelerate, relative to the 65% revenue growth rate anticipated in our latest 2026 Annual Outlook. We also anticipate adjusted EPS (non-GAAP)* to grow at a faster rate than our revenue in 2027.

(1)    The increase of our 2026 annual outlook is driven by expected stronger customer demand for Q3 2026 and improvements in our demand visibility for the remainder of 2026.
(2)    2026 guidance assumes an adjusted effective tax rate (non-GAAP)* of approximately 20% and no share repurchases or issuances in the remainder of 2026.

* See Use of Non-GAAP Measures and Schedule 1. For our Q3 2026 Guidance and 2026 Annual Outlook and Long-Term Demand Update, we present certain forward-looking non-GAAP metrics. A reconciliation of such forward-looking non-GAAP measures to the most directly comparable GAAP measures on a forward-looking basis has not been provided because the items that we exclude from GAAP to calculate the comparable non-GAAP measure are dependent on future events that management is not able to reliably predict and are not part of our routine operating activities. We are unable to provide such a reconciliation without unreasonable effort due to the uncertainty and inherent difficulty in predicting the occurrence, the financial impact and the periods in which the adjustments may be recognized. The occurrence, timing and amount of any of the items excluded from GAAP to calculate non-GAAP could significantly impact our GAAP results.

Summary of Selected Q2 2026 Results

	Q2 2026 Actual	Q2 2026 Guidance(2)
Revenue (in billions)	$4.70	$4.15 to $4.45
GAAP earnings from operations as a % of revenue	9.8%	N/A
GAAP EPS (1)	$3.17	N/A
Adjusted operating margin (non-GAAP)*	8.2%	8.0% at the mid-point of our revenue and adjusted EPS (non-GAAP) guidance ranges
Adjusted EPS (non-GAAP)*	$2.54	$2.14 to $2.34
CCS segment revenue: $3.81 billion, increased 84% compared to Q2 2025; CCS segment margin: 8.7% compared to 8.3% for Q2 2025. Hardware Platform Solutions revenue of approximately $1.9 billion increased 58% compared to Q2 2025.

ATS segment revenue: $0.89 billion, increased 8% compared to Q2 2025; ATS segment margin: 6.3% compared to 5.3% for Q2 2025.
(1)    GAAP EPS of $3.17 for Q2 2026 included an aggregate charge of $0.28 per share (pre-tax) for employee SBC expense, amortization of intangible assets (excluding computer software), and restructuring charges (Q2 2025 — $0.33 per share (pre-tax)). See the tables in Schedule 1 and note 10 to the Q2 2026 Interim Financial Statements for per-item charges. This aggregate charge was within our previously communicated Q2 2026 anticipated range of between $0.24 to $0.30 per share (pre-tax) for these items.
GAAP EPS for Q2 2026 and the first half of 2026 also included a $0.90 and $0.75, respectively, per share (pre-tax) positive impact attributable to our total return swap agreement (Q2 2025 and the first half of 2025 — $0.84 and $0.67, respectively, per share (pre-tax) positive impact). See note 8 to our Q2 2026 Interim Financial Statements.
(2) For Q2 2026, our revenue exceeded the high end of our guidance range due to higher than anticipated customer demand and strong operational execution. Our adjusted operating margin (non-GAAP) for Q2 2026 exceeded the mid-point of our revenue and adjusted EPS (non-GAAP) guidance ranges and our Q2 2026 adjusted EPS (non-GAAP) exceeded the high end of our guidance range, primarily driven by stronger than anticipated operating leverage. Our GAAP effective tax rate for Q2 2026 was 16%. Our adjusted effective tax rate (non-GAAP) for Q2 2026 was 20%, lower than our anticipated estimate of approximately 21%, primarily due to favorable profit mix.

Q2 2026 Financial Results

Management will host its Q2 2026 financial results conference call on July 28, 2026 at 8:00 a.m. Eastern Time (ET). The webcast can be accessed at www.celestica.com.

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Use of Non-GAAP Measures

In addition to disclosing detailed operating results in accordance with GAAP, Celestica provides supplementary non-GAAP financial measures to consider in evaluating our operating performance. Management uses adjusted net earnings and other non-GAAP financial measures to assess operating performance, financial leverage and the effective use and allocation of resources; to provide more normalized period-to-period comparisons of operating results; to enhance investors’ understanding of the core operating results of Celestica’s business; and to set management incentive targets. We believe investors use both GAAP and non-GAAP financial measures to assess management's decisions associated with our priorities and capital allocation, as well as to analyze how our business operates in, or responds to, macroeconomic trends or other events that impact our core operations. See Schedule 1 below.

About Celestica

Celestica is a technology leader dedicated to driving customer success and market advancements. With deep expertise in design, engineering, manufacturing, supply chain, and platform solutions, Celestica enables critical data center infrastructure for AI, cloud and hybrid cloud, and advances technologies in high-growth markets. With a talented team and a strategic global network, Celestica helps its customers achieve competitive advantages. For more information on Celestica, visit www.celestica.com. Our securities filings can be accessed at www.sedarplus.ca and www.sec.gov.

The information contained on or accessible through www.celestica.com is not incorporated by reference into, and does not form part of, this release.

Cautionary Note Regarding Forward-looking Statements

This press release contains forward-looking statements, including, without limitation, those related to: strengthening demand in our businesses, demand environment and customer forecasts, our anticipated financial and/or operational results, guidance and outlook, including statements under the headings "Third Quarter of 2026 (Q3 2026) Guidance”, and “2026 Annual Outlook and Long-Term Demand Update”, and including statements with respect to timelines referenced therein, expected revenue growth in 2026 and 2027, developments related to new customer or program wins, timing of production ramps, anticipated economic conditions, industry and market trends and projections, underlying market growth rates, customer demand, prospects and opportunities, and strategic initiatives. Such forward-looking statements may, without limitation, be preceded by, followed by, or include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “continues,” “projects,” "target," "outlook," "goal," "guidance," “potential,” “possible,” “contemplate,” “seek,” or similar expressions, or may employ such future or conditional verbs as “may,” “might,” “will,” “could,” “should,” or “would,” or may otherwise be indicated as forward-looking statements by grammatical construction, phrasing or context. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995, where applicable, and for forward-looking information under applicable Canadian securities laws.

Forward-looking statements are provided to assist readers in understanding management’s current expectations and plans relating to the future. Forward-looking statements reflect our current estimates, beliefs and assumptions, which are based on management’s perception of historic trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances, including certain assumptions about: revenue growth in 2026 and 2027 (including continued strengthening of customer demand, close alignment with key customers on demand planning, sustained improvements in demand visibility, and continued strengthening of adjusted operating margins); accelerating growth from our customer base, including our CCS customer base; demand levels across our businesses, including continued growth in demand from data center customers in 2026 and 2027; programs and production ramps occurring and progressing as anticipated in line with expected timelines, specifications, qualification requirements and production schedules, customer decisions, design changes, silicon and component availability, qualification outcomes, deployment timelines and priorities, constraints affecting data center development, construction, equipping or operation, and other technical, commercial, regulatory or supply-chain factors, and our expected role in such programs, including our 800G and 1.6T networking, and AI/machine learning compute programs with data center customers; technology upgrade cycles; our ability to retain programs and customers; continuing operating leverage and improving mix; the impact of anticipated market conditions on our businesses; the reliability of third party market forecasts and customer indications of future demands and roadmaps, including with respect to data center infrastructure; continued advancement and commercialization of AI technologies and cloud computing; supporting sustained high levels of capital expenditure investments by leading hyperscaler, AI, and data center customers; our ability to develop new capabilities; scaling of our operations to meet the anticipated growth in customer demand; the successful recruitment and retention of skilled talent; capital investments proceeding as anticipated, including timely completion of construction and operationalization of assets, securing required materials, utilities, and equipment for our expansion plans; our ability to secure adequate component and materials supply;

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alignment of our capacity with our business demands; the economy; our customers; our suppliers; tax and interest rates; no material changes to tariffs, trade restrictions, customs administration, or related refund or recovery processes, including developments relating to duties imposed under the International Emergency Economic Powers Act of 1977 and any replacement, continuing or retaliatory tariff measures, compared to what are in effect as of July 27, 2026; that our customers will retain liability for and we will continue to be able to recover substantially all costs from customers relating to product/component tariffs and countermeasures; no material changes in business activities resulting from current macroeconomic trends and uncertainties, including evolving global tariffs, trade negotiations, and geopolitical conflicts; our ability to achieve our strategic goals; the availability of cash from operations to fund planned capital investments; the availability of capital resources for, and the permissibility under our credit facility of, repurchases of outstanding common shares under our current normal course issuer bid; as well as other market, financial and operational assumptions. Readers are cautioned that such information may not be appropriate for other purposes. Readers should not place undue reliance on such forward-looking information.

Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements, including, among others, risks related to: changing customer capacity roadmaps for 2026 and beyond; realization of the long-term demand outlook; customer and segment concentration; reduction in customer revenue; erosion in customer market competitiveness; changes in revenue mix and margins; uncertain market, industry, political and economic conditions; customer requests to transfer manufacturing of products from one facility to another; changes to policies or legislation; operational challenges (including inventory management, supply chain constraints, and components, materials or supply shortages); volatility in energy and commodity prices; program ramps not progressing as anticipated; the cyclical nature and/or volatility of certain of our businesses; talent management and inefficient employee utilization, including recruiting, training and retaining sufficient qualified personnel in required jurisdictions and within required timeframes; our expansion plans or consolidation of our operations; planned capital expenditures to support anticipated growth in customer demand; competition risk from evolving AI technologies, including lower-cost/open-source AI models; energy, power and water constraints in the data center ecosystem; cash flow, revenue, and operating results; tax and interest rates variability; technology and IT disruption; increasing legal, tax and regulatory complexity and uncertainty (including in relation to our or our customers' businesses); integrating and achieving the anticipated benefits from acquisitions; and the potential adverse impacts of events outside of our control.

For more exhaustive information on the foregoing and other material risks, uncertainties and assumptions, readers should refer to our public filings at www.sedarplus.ca and www.sec.gov, including in our most recent Management's Discussion and Analysis of Financial Condition and Results of Operations, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed with, or furnished to, the U.S. Securities and Exchange Commission, and the Canadian Securities Administrators, as applicable.

Forward-looking statements speak only as of the date on which they are made, and we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable law.
All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

Contacts:

Celestica Global Communications	Celestica Investor Relations
(416) 448-2200	(416) 448-2211
media@celestica.com	clsir@celestica.com

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Schedule 1
Supplementary Non-GAAP Financial Measures

The non-GAAP financial measures included in this press release are: adjusted gross profit, adjusted SG&A, adjusted operating earnings (or adjusted EBIAT), adjusted net earnings, and each of the foregoing measures as a percentage of revenue, adjusted EPS, adjusted return on invested capital (ROIC), free cash flow, adjusted tax expense and adjusted effective tax rate.

We believe the non-GAAP financial measures herein enable investors to evaluate and compare our results from operations by excluding specific items that we do not consider to be reflective of our core operations, to evaluate cash resources that we generate from our business each period, to analyze operating results using the same measures our chief operating decision maker uses to measure performance, and to help compare our results with those of our competitors. In addition, management believes that the use of adjusted tax expense and adjusted effective tax rate provides additional transparency into the tax effects of our core operations, and are useful to management and investors for historical comparisons and forecasting. These non-GAAP financial measures reflect management’s belief that the excluded items are not indicative of our core operations.

Non-GAAP financial measures do not have any standardized meaning prescribed by GAAP and therefore may not be directly comparable to similar measures presented by other companies. Non-GAAP financial measures are not measures of performance under GAAP and should not be considered in isolation or as a substitute for any GAAP financial measure. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are below.

We do not provide reconciliations for our forward-looking non-GAAP financial measures, as we are unable to reasonably estimate the items that we exclude from GAAP to calculate comparable non-GAAP measures without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or financial impacts of various events that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact the most directly comparable forward-looking GAAP financial measure. For these same reasons, we are unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Our non-GAAP financial measures are calculated by making the following adjustments (as applicable) to our GAAP financial measures:

Employee SBC expense, which represents the estimated fair value of stock options, restricted share units and performance share units granted to employees, is excluded because grant activities vary significantly from quarter-to-quarter in both quantity and fair value. We believe excluding this expense allows us to compare core operating results with those of our competitors, who also generally exclude employee SBC expense in assessing operating performance, and may have different granting patterns, equity awards and valuation assumptions.

Total return swap fair value adjustments (TRS FVAs) represent mark-to-market adjustments to our TRS Agreement, as the TRS Agreement is re-measured at fair value at each quarter end. We exclude the impact of these non-cash fair value adjustments (which reflect fluctuations in the market price of our common shares recorded in cost of sales and SG&A) from period to period as such fluctuations do not represent our ongoing operating performance. In addition, we believe that excluding these non-cash adjustments permits a helpful comparison of our core operating results to our competitors.

Amortization of intangible assets (excluding computer software) consist of non-cash charges for intangible assets that are impacted by the timing and magnitude of acquired businesses. Amortization of intangible assets varies among our competitors, and we believe that excluding these charges permits a helpful comparison of core operating results to our competitors who also generally exclude amortization charges in assessing operating performance.

Restructuring and Other Charges (Recoveries) consist of, when applicable: Restructuring Charges (Recoveries) (defined below); Transition Costs (Recoveries) (defined below); consulting, transaction and integration costs related to potential and completed acquisitions; where applicable, certain fair value adjustments of contingent consideration in connection with acquisitions; where applicable, legal settlements (recoveries); and where applicable, related costs pertaining to our transition to a U.S. domestic filer. We exclude these charges and

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recoveries because we believe that they are not directly related to ongoing operating results and do not reflect our expected future operating expenses after completion of the relevant actions. Our competitors may record similar items at different times, and we believe these exclusions permit a helpful comparison of our core operating results with those of our competitors who also generally exclude these items in assessing operating performance.

Restructuring Charges (Recoveries), consist of costs or recoveries relating to: employee severance, site closings and consolidations, accelerated depreciation of owned and leased property and equipment which are no longer used and are held for sale, and reductions in infrastructure.

Transition Costs (Recoveries) consist of costs and recoveries in connection with: (i) the transfer of manufacturing lines from closed sites to other sites within our global network; (ii) the sale of real properties unrelated to restructuring actions; and (iii) where applicable, specified charges or recoveries related to the sublet of a 10-year building lease in Toronto that we previously anticipated to be our corporate headquarters. Transition Costs consist of direct relocation and duplicate costs (such as rent expense, utility costs, depreciation charges, and personnel costs) incurred during the transition periods, as well as cease-use and other costs incurred in connection with idle or vacated portions of the relevant premises that we would not have incurred but for these relocations, transfers and dispositions. We believe that excluding Transition Costs and Recoveries permits a helpful comparison of our core operating results from period-to-period, as they do not reflect our ongoing operations once these specified events are complete.

Miscellaneous Expense (Income) consists primarily of: (i) certain net periodic benefit costs (gains) related to our pension and post-employment benefit plans consisting of interest costs, expected returns on plan balances, and amortization of actuarial gains or losses; (ii) where applicable, gains on insurance claims settlement; and (iii) where applicable, gains or losses related to interest rate swaps that we entered into prior to 2024. Those interest rate swap contracts were accounted for as cash flow hedges (qualifying for hedge accounting) under International Financial Reporting Standards. However, those contracts were not accounted for as such under GAAP until January 1, 2024. Certain gains and losses related to those contracts were recorded in Miscellaneous Expense (Income). We exclude such items because we believe they are not directly related to our ongoing operating results.

Tax effects of the non-core items, which include our non-GAAP adjustments above, are excluded from GAAP tax expense to calculate adjusted tax expense (non-GAAP), as we do not believe these costs or recoveries reflect our core operating performance and vary significantly among our competitors who also generally exclude such items in assessing operating performance.

Our non-GAAP financial measures include the following:

Adjusted operating earnings (Adjusted EBIAT) is defined as GAAP earnings from operations excluding the impact of Employee SBC expense, TRS FVAs, Amortization of intangible assets (excluding computer software), and Restructuring and Other Charges (Recoveries). Adjusted operating margin is adjusted operating earnings as a percentage of GAAP revenue. Management uses adjusted operating earnings (adjusted EBIAT) as a measure to assess performance related to our core operations.

Adjusted net earnings is defined as GAAP net earnings excluding the impact of Employee SBC expense, TRS FVAs, Amortization of intangible assets (excluding computer software), Restructuring and Other Charges (Recoveries), Miscellaneous Expense (Income) and adjustment for taxes. Adjusted EPS is calculated by dividing adjusted net earnings by the number of diluted weighted average shares outstanding. Management uses adjusted net earnings as a measure to assess performance related to our core operations.

Free cash flow is defined as cash provided by (used in) operations less the purchase of property, plant and equipment (net of proceeds from the sale of certain surplus assets, when applicable). Free cash flow does not represent residual cash flow available to Celestica for discretionary expenditures. Management uses free cash flow as a measure, in addition to GAAP cash provided by (used in) operations, to assess our operational cash flow performance. We believe free cash flow provides another level of transparency to our ability to generate cash from normal business operations.

Adjusted ROIC is calculated by dividing annualized adjusted EBIAT by average net invested capital for the period. Net invested capital (calculated in the tables below) is derived from GAAP financial measures, and is

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defined as total assets less: cash, right-of-use (ROU) assets (operating and finance leases), accounts payable, accrued and other current liabilities and provisions (excluding finance and operating lease liabilities) and income taxes payable. Management uses adjusted ROIC as a measure to assess the effectiveness of the invested capital we employ to build products or provide services to our customers, by quantifying how well we generate earnings relative to the capital we have invested in our business.

The determination of the GAAP effective tax rate and adjusted effective tax rate (non-GAAP) is described in footnote 1 to the table below.

The following table (which is unaudited) sets forth, for the periods indicated, the various non-GAAP financial measures discussed above, and a reconciliation of such non-GAAP financial measures to the most directly comparable financial measures determined under GAAP (in millions, except percentages and per share amounts):

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	Three months ended June 30				Six months ended June 30
	2026		2025		2026		2025
		% of revenue		% of revenue		% of revenue		% of revenue
GAAP revenue	$4,698.6		$2,893.4		$8,745.6		$5,542.0

GAAP gross profit	$577.5	12.3%	$371.0	12.8%	$1,014.7	11.6%	$644.9	11.6%
Employee SBC expense	9.6		7.3		23.2		17.4
TRS FVAs: gains	(48.4)		(40.6)		(40.9)		(33.1)
Adjusted gross profit (non-GAAP)	$538.7	11.5%	$337.7	11.7%	$997.0	11.4%	$629.2	11.4%

GAAP SG&A	$58.1	1.2%	$38.9	1.3%	$175.5	2.0%	$151.4	2.7%
Employee SBC expense	(9.7)		(7.9)		(26.6)		(23.8)
TRS FVAs: gains	55.7		56.8		46.2		45.2
Adjusted SG&A (non-GAAP)	$104.1	2.2%	$87.8	3.0%	$195.1	2.2%	$172.8	3.1%

GAAP earnings from operations	$458.3	9.8%	$272.5	9.4%	$730.4	8.4%	$401.3	7.2%
Employee SBC expense	19.3		15.2		49.8		41.2
TRS FVAs: gains	(104.1)		(97.4)		(87.1)		(78.3)
Amortization of intangible assets (excluding computer software)	9.9		9.9		19.9		19.9
Restructuring and other charges (recoveries)	2.9		14.5		(1.5)		18.4
Adjusted operating earnings (adjusted EBIAT) (non-GAAP)	$386.3	8.2%	$214.7	7.4%	$711.5	8.1%	$402.5	7.3%

GAAP net earnings	$368.8	7.8%	$211.0	7.3%	$581.1	6.6%	$297.2	5.4%
Employee SBC expense	19.3		15.2		49.8		41.2
TRS FVAs: gains	(104.1)		(97.4)		(87.1)		(78.3)
Amortization of intangible assets (excluding computer software)	9.9		9.9		19.9		19.9
Restructuring and other charges (recoveries)	2.9		14.5		(1.5)		18.4
Miscellaneous Expense (Income)	(0.7)		1.7		(0.9)		3.1
Adjustments for taxes(1)	(0.7)		6.3		(16.4)		(0.2)
Adjusted net earnings (non-GAAP)	$295.4	6.3%	$161.2	5.6%	$544.9	6.2%	$301.3	5.4%

Diluted EPS
Weighted average # of shares (in millions)	116.2		115.9		116.0		116.4
GAAP EPS	$3.17		$1.82		$5.01		$2.55
Adjusted EPS (non-GAAP)	$2.54		$1.39		$4.70		$2.59
# of shares outstanding at period end (in millions)	115.0		115.0		115.0		115.0

GAAP cash provided by operations	$410.9		$152.4		$767.2		$282.7
Purchase of property, plant and equipment, net of sales proceeds	(263.8)		(32.5)		(482.2)		(69.2)
Free cash flow (non-GAAP)	$147.1		$119.9		$285.0		$213.5

GAAP ROIC %	65.8%		45.0%		53.9%		33.2%
Adjusted ROIC % (non-GAAP)	55.5%		35.5%		52.5%		33.3%
(1)    The adjustments for taxes represent the tax effects (reflecting applicable effective tax rates) of the non-core items, which include our non-GAAP adjustments above.

Our GAAP effective tax rate is calculated as (i) GAAP tax expense divided by (ii) earnings from operations minus finance costs, net of interest income, and Miscellaneous Expense (Income) recorded on our statements of operations. Our adjusted effective tax rate (non-GAAP) is calculated as (i) adjusted tax expense (non-GAAP) divided by (ii) adjusted

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operating earnings (non-GAAP) minus finance costs, net of interest income. The following table sets forth, for the periods indicated, our calculation of GAAP effective tax rate and adjusted effective tax rate (non-GAAP):

	Three months ended		Six months ended
	June 30		June 30
	2026	2025	2026	2025
GAAP tax expense	$72.8	$46.3	$116.8	$73.8

Earnings from operations	$458.3	$272.5	$730.4	$401.3
Finance costs	(21.2)	(14.4)	(39.2)	(29.4)
Interest income	3.8	0.9	5.8	2.2
Miscellaneous Income (Expense)	0.7	(1.7)	0.9	(3.1)
	$441.6	$257.3	$697.9	$371.0

GAAP effective tax rate	16%	18%	17%	20%

Adjusted tax expense (non-GAAP)	$73.5	$40.0	$133.2	$74.0

Adjusted operating earnings (non-GAAP)	$386.3	$214.7	$711.5	$402.5
Finance costs	(21.2)	(14.4)	(39.2)	(29.4)
Interest income	3.8	0.9	5.8	2.2
	$368.9	$201.2	$678.1	$375.3

Adjusted effective tax rate (non-GAAP)	20%	20%	20%	20%

The following table sets forth, for the periods indicated, our calculation of GAAP ROIC % and adjusted ROIC % (non-GAAP) (in millions, except GAAP ROIC % and adjusted ROIC % (non-GAAP)):

	Three months ended		Six months ended
	June 30		June 30
	2026	2025	2026	2025
GAAP earnings from operations	$458.3	$272.5	$730.4	$401.3
Multiplier to annualize earnings	4	4	2	2
Annualized GAAP earnings from operations	$1,833.2	$1,090.0	$1,460.8	$802.6

Average net invested capital for the period*	$2,786.6	$2,419.9	$2,711.8	$2,418.2

GAAP ROIC %	65.8%	45.0%	53.9%	33.2%

	Three months ended		Six months ended
	June 30		June 30
	2026	2025	2026	2025
Adjusted operating earnings (adjusted EBIAT) (non-GAAP)	$386.3	$214.7	$711.5	$402.5
Multiplier to annualize earnings	4	4	2	2
Annualized adjusted EBIAT (non-GAAP)	$1,545.2	$858.8	$1,423.0	$805.0

Average net invested capital for the period*	$2,786.6	$2,419.9	$2,711.8	$2,418.2

Adjusted ROIC % (non-GAAP)	55.5%	35.5%	52.5%	33.3%

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	June 30 2026	March 31 2026	December 31 2025
Net invested capital consists of:
Total assets	$9,787.6	$8,260.0	$7,213.1
Less: cash	535.7	378.0	595.6
Less: ROU assets (operating and finance leases)	218.5	199.9	173.1
Less: accounts payable, accrued and other current liabilities and provisions (excluding finance and operating lease liabilities) and income taxes payable	6,120.7	5,021.7	3,882.0
Net invested capital at period end*	$2,912.7	$2,660.4	$2,562.4

	June 30 2025	March 31 2025	December 31 2024
Net invested capital consists of:
Total assets	$6,241.1	$5,834.9	$5,988.2
Less: cash	313.8	303.0	423.3
Less: ROU assets (operating and finance leases)	174.9	178.6	180.8
Less: accounts payable, accrued and other current liabilities and provisions (excluding finance and operating lease liabilities) and income taxes payable	3,265.7	3,000.3	2,969.2
Net invested capital at period end*	$2,486.7	$2,353.0	$2,414.9
*    We use a two-point average to calculate average net invested capital for the quarter and a three-point average to calculate average net invested capital for the six-month period. Average net invested capital for Q2 2026 is the average of net invested capital at June 30, 2026 and March 31, 2026 and average net invested capital for the first half of 2026 is the average of net invested capital at June 30, 2026, March 31, 2026 and December 31, 2025.

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CELESTICA INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions of U.S. dollars)
(unaudited)

	June 30 2026	December 31 2025
Assets
Current assets:
Cash and cash equivalents	$535.7	$595.6
Accounts receivable, net	3,338.2	2,638.1
Inventories	3,401.7	2,188.0
Other current assets	298.7	251.5
Total current assets	7,574.3	5,673.2
Property, plant and equipment, net	1,026.3	586.0
Operating lease right-of-use assets	152.7	124.1
Goodwill	332.9	333.1
Intangible assets, net	244.9	266.2
Deferred income taxes	206.2	156.4
Other non-current assets	250.3	74.1
Total assets	$9,787.6	$7,213.1

Liabilities and Equity
Current liabilities:
Current portion of borrowings under credit facility and finance lease obligations	$26.4	$26.0
Accounts payable	3,819.7	1,866.1
Accrued and other current liabilities and provisions	2,131.5	1,896.8
Income taxes payable	202.0	150.7
Total current liabilities	6,179.6	3,939.6
Long-term portion of borrowings under credit facility and finance lease obligations	784.0	750.5
Pension and non-pension post-employment benefit obligations	90.2	89.5
Other non-current liabilities and provisions	213.7	176.0
Deferred income taxes	40.5	41.2
Total liabilities	7,308.0	4,996.8
Equity:
Total equity	2,479.6	2,216.3
Total liabilities and equity	$9,787.6	$7,213.1

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CELESTICA INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions of U.S. dollars, except per share amounts)
(unaudited)

	Three months ended		Six months ended
	June 30		June 30
	2026	2025	2026	2025

Revenue	$4,698.6	$2,893.4	$8,745.6	$5,542.0
Cost of sales	4,121.1	2,522.4	7,730.9	4,897.1
Gross profit	577.5	371.0	1,014.7	644.9
Selling, general and administrative expenses	58.1	38.9	175.5	151.4
Research and development	46.3	34.0	87.5	51.6
Amortization of intangible assets	11.9	11.1	22.8	22.2
Restructuring and other charges (recoveries)	2.9	14.5	(1.5)	18.4
Earnings from operations	458.3	272.5	730.4	401.3
Finance costs	21.2	14.4	39.2	29.4
Interest income	(3.8)	(0.9)	(5.8)	(2.2)
Miscellaneous expense (income)	(0.7)	1.7	(0.9)	3.1
Earnings before income taxes	441.6	257.3	697.9	371.0
Income tax expense (recovery)
Current	94.8	61.2	165.4	88.8
Deferred	(22.0)	(14.9)	(48.6)	(15.0)
	72.8	46.3	116.8	73.8
Net earnings	$368.8	$211.0	$581.1	$297.2

Earnings per share:
Basic	$3.21	$1.83	$5.05	$2.57
Diluted	$3.17	$1.82	$5.01	$2.55

Weighted-average shares used in computing per share amounts (in millions):
Basic	115.0	115.1	115.0	115.5
Diluted	116.2	115.9	116.0	116.4

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CELESTICA INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions of U.S. dollars)
(unaudited)

	Three months ended		Six months ended
	June 30		June 30
Cash provided by (used in):	2026	2025	2026	2025
Operating activities:
Net earnings	$368.8	$211.0	$581.1	$297.2
Adjustments to reconcile net earnings to net cash flows provided by operating activities:
Depreciation and amortization	44.0	45.3	83.6	82.7
Stock-based compensation (SBC)	19.3	15.2	49.8	41.2
Total return swap (TRS) fair value adjustments	(104.1)	(97.4)	(87.1)	(78.3)
Restructuring and other charges (recoveries)	—	0.4	(10.0)	0.4
Unrealized losses on hedge derivatives	—	1.3	—	2.6
Deferred income taxes	(22.0)	(14.9)	(48.6)	(15.0)
Other	(3.7)	12.2	2.8	18.4
Changes in non-cash working capital items:
Accounts receivable	(170.8)	(151.9)	(700.1)	(218.8)
Inventories	(728.8)	(129.8)	(1,213.7)	(157.5)
Other current assets	(17.1)	(9.4)	12.7	(6.4)
Accounts payable, accrued and other current liabilities, provisions and income taxes payable	1,025.3	270.4	2,096.7	316.2
Net cash provided by operating activities	410.9	152.4	767.2	282.7

Investing activities:
Purchase of property, plant and equipment	(263.8)	(32.5)	(493.3)	(69.2)
Proceeds from sale of assets	—	—	11.1	—
Other	(2.5)	(2.5)	(2.5)	(2.5)
Net cash used in investing activities	(266.3)	(35.0)	(484.7)	(71.7)

Financing activities:
Borrowings under revolving loans	430.0	190.0	600.0	500.0
Repayments under revolving loans	(430.0)	(250.0)	(600.0)	(410.0)
Borrowings under term loans	250.0	—	250.0	—
Repayments under term loans	(229.3)	(4.3)	(233.7)	(8.7)
Principal payments of finance leases	(2.0)	(2.6)	(5.0)	(5.2)
Proceeds from issuance of capital stock	—	0.3	—	0.3
Repurchase of capital stock for cancellation	—	(40.0)	(22.6)	(117.7)
Purchase of treasury stock for SBC plans	—	—	—	(221.6)
Proceeds from TRS settlement	—	—	—	98.6
SBC cash settlement	(0.8)	—	(326.3)	(156.0)
Debt issuance costs paid	(4.8)	—	(4.8)	(0.2)
Net cash provided by (used in) financing activities	13.1	(106.6)	(342.4)	(320.5)

Net increase (decrease) in cash and cash equivalents	157.7	10.8	(59.9)	(109.5)
Cash and cash equivalents, beginning of period	378.0	303.0	595.6	423.3
Cash and cash equivalents, end of period	$535.7	$313.8	$535.7	$313.8

Supplemental disclosure information:
Interest paid	$20.8	$12.5	$39.3	$27.3
Net income taxes paid	$74.7	$50.6	$145.5	$56.2
Non-cash investing activity:
Unpaid purchases of property, plant and equipment at end of period	$180.0	$31.4	$180.0	$31.4

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